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                                                                    EXHIBIT 23.1

                               CONSENT OF AUDITORS

The Board of Directors
Meridian Gold Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Meridian Gold Inc. of our report dated February 9, 2000, relating to the consolidated balance sheets of Meridian Gold Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 40-F of Meridian Gold Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP


Denver, Colorado
October 30, 2000